Commonwealth Resources L.L.C.
619 S. W. Higgins
Suite O
Missoula, Montana 59803

February 5, 2009

U. S. Securities And Exchange Commission
Attention: Division Of Corporation Finance
Amendment 1 to Registration Statement on Form S-1
Filed December 22, 2008
File Number 333-155507

Dear Sirs/Ladies,

As the Managing Member for Commonwealth Resources L.L.C. and in that capacity have provided and granted permission to the Grant Hartford Corporation to utilize all of Commonwealth's internal documentation including geological, geophysical, geochemical, maps, surveys, drill logs, documents, reports and other historical data relating to the Garnet Project that Commonwealth has in it's possession.

I consent to the use of this letter as an Exhibit to the Registration Form S-1.

Respectfully,

Aaron L. Charlton
Managing Member
Commonwealth Resources L.L.C.